UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2020

Apollo Investment Corporation

(Exact name of Registrant as specified in its charter)

Maryland	814-00646	52-2439556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street,
New York, NY 10019	10154
(Address of principal executive offices)	(Zip Code)

(212) 515-3450

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AINV	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2020, Apollo Investment Corporation (the “Company”) amended and restated its senior secured, multi-currency, revolving credit facility (the “Amended & Restated Facility”). Lender commitments under the Amended & Restated Facility will remain $1.81 billion through November 19, 2022 and will decrease to $1.705 billion thereafter. The Amended and Restated Facility among other things, (a) extended the expiration of the commitments from November 19, 2022 to December 22, 2024 (b) extended the stated maturity date from November 19, 2023 to December 22, 2025 and (c) amended the Minimum Shareholders’ Equity covenant to provide that the Company will not permit the Shareholders’ Equity to be less than the greater of (x) 30% of assets and (y) $705 million plus 25% of the net proceeds of sale of common equity interests after the effective date of the Amended & Restated Facility.

The terms and conditions of the Amended and Restated Facility are substantially the same as those in the prior facility. The pricing remains unchanged under the Amended & Restated Facility. The Amended & Restated Facility includes an “accordion” feature that allows the Company to increase the size of the Amended & Restated Facility to $2.715 billion. The Amended & Restated Facility includes updated provisions regarding the unavailability of LIBOR, including an updated fallback that would apply in the absence of LIBOR.

Under the Amended & Restated Facility, the Company has made certain representations and warranties and is still required to comply with various covenants, reporting requirements and other customary requirements for similar revolving credit facilities. The Amended & Restated Facility continues to include usual and customary events of default for senior secured revolving credit facilities of this type.

Borrowings under the Amended & Restated Facility (and the incurrence of certain other permitted debt) continue to be subject to compliance with a Borrowing Base that applies different advance rates to different types of assets in the Company’s portfolio. The advance rate applicable to any specific type of asset in the Company’s portfolio depends on the relevant asset coverage ratio as of the date of determination. Borrowings under the Amended & Restated Facility continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

Terms used in the foregoing paragraphs have the meanings set forth in the Amended & Restated Facility. The description above is only a summary of the material provisions of the Amended & Restated Facility and does not purport to be complete and is qualified in its entirety by reference to the provisions in such Amended & Restated Facility, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Senior Secured Revolving Credit Agreement, dated as of December 22, 2020, between Apollo Investment Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	Press Release, dated December 23, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2020

Apollo Investment Corporation

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt Title: Chief Legal Officer & Secretary

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